Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 24, 2021 relating to the financial statements of TPG RE Finance Trust, Inc., and the effectiveness of TPG RE Finance Trust, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of TPG RE Finance Trust, Inc. for the year ended December 31, 2020. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

Dallas, Texas
August 6, 2021